[LETTERHEAD OF MANTYLA McREYNOLDS]

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

      We have reviewed the current report on Form 8-K of The Internet Advisory Corporation, dated December 22, 2000 in respect to Item 4, "Changes in Registrant's Certifying Accountants," and agree with the statements contained therein, except that we are not in a position to agree or disagree with the Company's statement that the change was recommended and approved by the board of directors or that no consultations occurred between the Company and Radin Glass & Co., LLP, with respect to any matters whatsoever.


                                                    /s/ Mantyla McReynolds

                                                    Mantyla McReynolds